News Release

For Immediate Release:	For More Information,
April 25, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $2.9 million, or $0.14 per diluted common share, for the three months ended March 31, 2013, compared to a net loss available to common shareholders of $5.9 million, or ($0.35) per diluted common share, recorded in the first quarter of 2012. The higher earnings were primarily a result of a lower provision for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2013 amounted to $31.9 million in the first quarter of 2013 compared to $32.1 million in the first quarter of 2012.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the first quarter of 2013 was 4.69% compared to 4.59% for the first quarter of 2012. The higher margin was primarily a result of a higher amount of discount accretion on loans purchased in failed bank acquisitions, as well as lower overall funding costs. The 4.69% net interest margin realized in the first quarter of 2013 was a 32 basis point decrease from the 5.01% margin realized in the fourth quarter of 2012. The decrease in margin was due primarily to a lower amount of loan discount accretion recognized during the first quarter of 2013 in comparison to the fourth quarter of 2012. As shown in the accompanying tables, loan discount accretion amounted to $3.7 million in the first quarter of 2013, $6.0 million in the fourth quarter of 2012 and $2.6 million in the first quarter of 2012.

Excluding the discount accretion on purchased loans, the Company’s net interest margin was 4.16% for the first quarter of 2013, compared to 4.17% for the fourth quarter of 2012 and 4.22% in the first quarter of 2012. The decline in 2013 has been due to asset yields that have declined by more than the average cost of deposits. See the Financial Summary for a table that presents the impact of the loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding the loan discount accretion, and the note thereto that explains why this ratio is presented and caution regarding the use of this non-GAAP performance measure.

The Company’s cost of funds has steadily declined from 0.67% in the first quarter of 2012 to 0.45% in the first quarter of 2013.

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Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $11.1 million in the first quarter of 2013 compared to $21.6 million for the first quarter of 2012. As discussed below, the decrease in 2013 was primarily the result of an elevated provision for loan losses on non-covered loans recorded in the first quarter of 2012 – see explanation of the terms “covered” and “non-covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $5.8 million in the first quarter of 2013 compared to $18.6 million in the first quarter of 2012. The decrease was primarily due to a high provision for loan losses recorded in the first quarter of 2012 that resulted from an internal review that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believed could lead to a more timely resolution of the related credits. Many of these same loans were sold to a third party investor in January 2013, as discussed below.

The provision for loan losses on covered loans amounted to $5.4 million in the first quarter of 2013 compared to $3.0 million in the first quarter of 2012. The increase was primarily the result of several large credits that deteriorated during the first quarter of 2013 and were placed on nonaccrual status.

Total non-covered nonperforming assets amounted to $83.4 million at March 31, 2013 (2.79% of total non-covered assets), which compares to $106.1 million at December 31, 2012 and $117.1 million at March 31, 2012. The decrease in 2013 compared to both periods in 2012 was due primarily to a combination of loan sales and foreclosed property write-downs that occurred in the fourth quarter of 2012 and the first quarter of 2013, as discussed in the following paragraph.

In the fourth quarter of 2012, the Company identified approximately $68 million of non-covered higher-risk loans that it targeted for sale to a third-party investor. Based on an offer to purchase these loans that was received in December, the Company wrote the loans down by approximately $38 million in the fourth quarter of 2012 to their estimated liquidation value of approximately $30 million and reclassified them as “loans held for sale.” The sale of these loans was completed on January 23, 2013. Of the $68 million in loans targeted for sale, approximately $38.2 million had been classified as nonaccrual loans, and $10.5 million had been classified as accruing troubled-debt-restructurings. Additionally, in the fourth quarter of 2012, the Company recorded write-downs totaling $10.6 million on substantially all of its non-covered foreclosed properties in connection with efforts to accelerate the sale of these assets.

Non-covered nonaccrual loans increased from $33.0 million at December 31, 2012 to $38.9 million at March 31, 2013 due primarily to four larger credits that deteriorated during the first quarter of 2013. Non-covered foreclosed real estate decreased from $26.3 million at December 31, 2012 to $20.1 million at March 31, 2013 as a result of strong sales activity during the quarter, which was consistent with the Company’s intent discussed above to accelerate the disposition of foreclosed properties.

Total covered nonperforming assets have steadily declined in the past year, amounting to $92.0 million at March 31, 2013 compared to $135.1 million at March 31, 2012. Within this category, foreclosed real estate declined from $79.5 million at March 31, 2012 to $30.2 million at March 31, 2013. The Company is experiencing increased property sales activity, particularly along the North Carolina coast, which is where most of the Company’s covered foreclosed properties are located. Covered nonaccrual loans increased from $33.5 million at December 31, 2012 to $51.2 million at March 31, 2013, due primarily to several large loans that deteriorated during the quarter.

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Noninterest Income

Total noninterest income for the three months ended March 31, 2013 was $7.1 million compared to $5.3 million for the comparable period of 2012.

Core noninterest income for the first quarter of 2013 was $6.5 million, an increase of 10.6% over the $5.8 million reported for the first quarter of 2012. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The largest component of the increase in core noninterest income was in the amount of fees from presold mortgages recorded by the Company. The increase in these fees was due to high mortgage loan refinancing activity, as well as increased volume resulting from additional mortgage loan personnel that the Company has added in recent quarters.

Noncore components of noninterest income resulted in net gains of $0.6 million in the first quarter of 2013 compared to net losses of $0.5 million in the first quarter of 2012. The largest variance related to non-covered foreclosed property gains/losses, which amounted to a gain of $0.8 million in the first quarter of 2013 compared to a loss of $0.7 million in 2012. Also in 2013, the Company recorded “other losses” of $0.4 million related to the sale of a parcel of property that the Company had previously held for a future branch.

Noninterest Expenses

Noninterest expenses amounted to $23.2 million in the first quarter of 2013, a 4.7% decrease from the $24.4 million recorded in the first quarter of 2012. The decrease primarily relates to a decline in pension expense as a result of freezing the Company’s two defined benefit pension plans on December 31, 2012. Pension expense was $1.0 million in the first quarter of 2012 compared to income of $0.1 million in the first quarter of 2013, which related to investment income from the pension plan’s assets.

Balance Sheet and Capital

Total assets at March 31, 2013 amounted to $3.3 billion, a 1.7% decrease from a year earlier. Total loans at March 31, 2013 amounted to $2.4 billion, a 1.7% decrease from a year earlier, and total deposits amounted to $2.9 billion at March 31, 2013, a 0.9% increase from a year earlier.

The decrease in loans over the past year was a result of the loan sale previously discussed, as well as the progressive decline in the amount of covered loans. Partially offsetting the decrease was internal loan growth, as well as loans added in a branch acquisition discussed in the following paragraph. As it relates to deposits, the Company has experienced good growth in transaction oriented deposits, while time deposits have declined.

As previously reported, during the first quarter of 2013, the Company completed the acquisition of two branches from Four Oaks Bank & Trust Company, which resulted in the addition of $16 million in loans and $57 million in deposits. Excluding the acquired growth, the Company’s non-covered loans increased by $22 million, representing annualized growth of 4.3%.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2013 of 16.82% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.76% at March 31, 2013, an increase of 47 basis points from a year earlier, which is primarily due to the Company’s capital raise that occurred in the fourth quarter of 2012.

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Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “Our core bank remains strong. We are seeing growth in loans and deposits, our net interest margin remains strong, and our noninterest income and expense categories are experiencing favorable trends. The difficult economic environment continues to have a negative impact on certain borrowers and values of real estate, which creates losses that we reserve for. We are optimistic that conditions are improving.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On March 25, 2013, the Company reported that it had completed the acquisition of approximately $16 million in loans and $57 million in deposits from two branches of Four Oaks Bank & Trust Company located in Rockingham and Southern Pines, North Carolina. The accounts of the Southern Pines branch have been transferred to a nearby branch of First Bank, while the Rockingham branch remains open as a branch of First Bank.

•	On March 15, 2013, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 25, 2013 to shareholders of record on March 31, 2013. This is the same dividend rate as the Company declared in the first quarter of 2012.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

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First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$33,551	35,042
Interest on investment securities	1,384	1,751
Other interest income	154	139
Total interest income	35,089	36,932	(5.0%	)
Interest expense
Interest on deposits	2,912	4,293
Other, primarily borrowings	256	548
Total interest expense	3,168	4,841	(34.6%	)
Net interest income	31,921	32,091	(0.5%	)
Provision for loan losses – non-covered loans	5,771	18,557	(68.9%	)
Provision for loan losses – covered loans	5,378	2,998	79.4%
Total provision for loan losses	11,149	21,555	(48.3%	)
Net interest income after provision for loan losses	20,772	10,536	97.2%
Noninterest income
Service charges on deposit accounts	2,935	2,847
Other service charges, commissions, and fees	2,175	2,192
Fees from presold mortgages	747	411
Commissions from financial product sales	399	383
Bank-owned life insurance income	208	11
Foreclosed property gains (losses) – non-covered	758	(688)
Foreclosed property losses and write-downs – covered	(4,616)	(4,547)
Indemnification asset income (expense), net	4,897	4,105
Securities gains	—	452
Other gains (losses)	(395)	183
Total noninterest income	7,108	5,349	32.9%
Noninterest expenses
Personnel expense	13,304	14,088
Occupancy and equipment expense	2,762	2,851
Intangibles amortization	199	223
Other operating expenses	6,959	7,213
Total noninterest expenses	23,224	24,375	(4.7%	)
Income (loss) before income taxes	4,656	(8,490)	n/m
Income taxes (benefit)	1,556	(3,308)	n/m
Net income (loss)	3,100	(5,182)	n/m

Preferred stock dividends	(245)	(760)

Net income (loss) available to common shareholders	$2,855	(5,942)	n/m

Earnings (loss) per common share – basic	$0.15	(0.35)	n/m
Earnings (loss) per common share – diluted	0.14	(0.35)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,921	32,091
Tax-equivalent adjustment (1)	372	387
Net interest income, tax-equivalent	$32,293	32,478	(0.6%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2013	2012
Return on average assets (1)	0.36%	(0.72%	)
Return on average common equity (2)	4.01%	(8.39%	)
Net interest margin – tax-equivalent (3)	4.69%	4.59%
Net charge-offs to average loans – non-covered	0.51%	1.49%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08
Stated book value – common	14.56	16.23
Tangible book value – common	11.04	12.13
Common shares outstanding at end of period	19,669,302	16,937,641
Weighted average shares outstanding – basic	19,669,302	16,924,616
Weighted average shares outstanding – diluted	20,409,760	16,924,650

CAPITAL RATIOS
Tangible equity to tangible assets	8.96%	8.23%
Tangible common equity to tangible assets	6.76%	6.29%
Tier I leverage ratio	10.55%	9.97%
Tier I risk-based capital ratio	15.56%	15.07%
Total risk-based capital ratio	16.82%	16.34%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,228,463	3,302,072
Loans	2,382,861	2,430,893
Earning assets	2,790,745	2,846,972
Deposits	2,803,245	2,779,511
Interest-bearing liabilities	2,439,895	2,569,271
Shareholders’ equity	359,362	348,194

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Net interest income – tax-equivalent (1)	$32,293	36,062	34,849	33,338	32,478
Taxable equivalent adjustment (1)	372	377	376	387	387
Net interest income	31,921	35,685	34,473	32,951	32,091
Provision for loan losses – non-covered	5,771	40,272	5,970	5,194	18,557
Provision for loan losses – covered	5,378	4,305	1,103	1,273	2,998
Noninterest income	7,108	(8,533)	2,803	1,770	5,349
Noninterest expense	23,224	25,795	23,657	23,448	24,375
Income (loss) before income taxes	4,656	(43,220)	6,546	4,806	(8,490)
Income tax expense (benefit)	1,556	(17,283)	2,123	1,516	(3,308)
Net income (loss)	3,100	(25,937)	4,423	3,290	(5,182)
Preferred stock dividends	(245)	(532)	(688)	(829)	(760)
Net income (loss) available to common shareholders	2,855	(26,469)	3,735	2,461	(5,942)

Earnings (loss) per common share – basic	0.15	(1.53)	0.22	0.15	(0.35)
Earnings (loss) per common share – diluted	0.14	(1.53)	0.22	0.15	(0.35)

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Mar. 31, 2013	At Dec. 31, 2012	At Mar. 31, 2012	One Year Change
Assets
Cash and due from banks	$73,205	96,588	58,001	26.2%
Interest bearing deposits with banks	243,139	144,919	235,340	3.3%
Total cash and cash equivalents	316,344	241,507	293,341	7.8%

Investment securities	225,863	223,416	216,248	4.4%
Presold mortgages	4,584	8,490	7,003	(34.5%	)

Loans – non-covered	2,132,683	2,094,143	2,094,524	1.8%
Loans – covered by FDIC loss share agreements	263,468	282,314	342,100	(23.0%	)
Total loans	2,396,151	2,376,457	2,436,624	(1.7%	)
Allowance for loan losses – non-covered	(44,761)	(41,643)	(46,455)	(3.6%	)
Allowance for loan losses – covered	(5,028)	(4,759)	(6,372)	(21.1%	)
Total allowance for loan losses	(49,789)	(46,402)	(52,827)	(5.8%	)
Net loans	2,346,362	2,330,055	2,383,797	(1.6%	)

Loans held for sale	—	30,393	—	—
Premises and equipment	77,823	74,371	72,343	7.6%
FDIC indemnification asset	100,594	102,559	113,405	(11.3%	)
Intangible assets	69,330	68,943	69,510	(0.3%	)
Foreclosed real estate – non-covered	20,115	26,285	36,838	(45.4%	)
Foreclosed real estate – covered	30,156	47,290	79,535	(62.1%	)
Bank-owned life insurance	27,193	27,857	1,405	n/m
Other assets	62,581	63,744	63,581	(1.6%	)
Total assets	$3,280,945	3,244,910	3,337,006	(1.7%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$429,202	413,195	371,293	15.6%
Interest bearing checking accounts	539,270	519,573	468,691	15.1%
Money market accounts	568,092	551,209	522,350	8.8%
Savings accounts	166,510	158,578	157,619	5.6%
Brokered deposits	118,117	130,836	158,117	(25.3%	)
Internet time deposits	7,689	10,060	27,955	(72.5%	)
Other time deposits > $100,000	532,747	530,015	561,162	(5.1%	)
Other time deposits	495,940	507,894	563,872	(12.0%	)
Total deposits	2,857,567	2,821,360	2,831,059	0.9%

Borrowings	46,394	46,394	133,894	(65.4%	)
Other liabilities	19,752	21,039	33,622	(41.3%	)
Total liabilities	2,923,713	2,888,793	2,998,575	(2.5%	)

Shareholders’ equity
Preferred stock	70,787	70,787	63,500	11.5%
Common stock	131,896	131,877	105,068	25.5%
Retained earnings	154,911	153,629	178,195	(13.1%	)
Accumulated other comprehensive income (loss)	(362)	(176)	(8,332)	95.7%
Total shareholders’ equity	357,232	356,117	338,431	5.6%
Total liabilities and shareholders’ equity	$3,280,945	3,244,910	3,337,006	(1.7%	)

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Yield on loans	5.71%	6.15%	6.06%	5.88%	5.80%
Yield on securities – tax-equivalent (1)	3.23%	3.41%	3.45%	3.69%	3.84%
Yield on other earning assets	0.33%	0.34%	0.31%	0.35%	0.29%
Yield on all interest earning assets	5.15%	5.53%	5.44%	5.31%	5.27%

Rate on interest bearing deposits	0.49%	0.56%	0.61%	0.66%	0.71%
Rate on other interest bearing liabilities	2.24%	1.40%	1.60%	1.54%	1.61%
Rate on all interest bearing liabilities	0.53%	0.59%	0.66%	0.70%	0.76%
Total cost of funds	0.45%	0.51%	0.57%	0.62%	0.67%

Net interest margin – tax-equivalent (2)	4.69%	5.01%	4.86%	4.68%	4.59%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	3,658	6,011	4,587	3,290	2,578
Interest expense – reduced by premium amortization of deposits	9	13	17	22	33
Interest expense – reduced by premium amortization of borrowings	—	—	—	—	30
Impact on net interest income	$3,551	5,908	4,488	3,196	2,525

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012

Non-covered nonperforming assets
Nonaccrual loans	$38,917	33,034	69,413	73,918	69,665
Troubled debt restructurings - accruing	24,378	24,848	38,522	20,684	10,619
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	63,295	57,882	107,935	94,602	80,284
Nonperforming loans held for sale	—	21,938	—	—	—
Foreclosed real estate	20,115	26,285	38,065	37,895	36,838
Total non-covered nonperforming assets	$83,410	106,105	146,000	132,497	117,122

Covered nonperforming assets (1)
Nonaccrual loans	$51,221	33,491	37,619	39,075	42,369
Troubled debt restructurings - accruing	10,582	15,465	17,945	19,054	13,158
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	61,803	48,956	55,564	58,129	55,527
Foreclosed real estate	30,156	47,290	58,367	70,850	79,535
Total covered nonperforming assets	$91,959	96,246	113,931	128,979	135,062

Total nonperforming assets	$175,369	202,351	259,931	261,476	252,184
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	1.32%	7.76%	1.80%	0.96%	1.68%
Nonperforming loans to total loans	5.22%	4.50%	6.70%	6.27%	5.57%
Nonperforming assets to total assets	5.35%	6.24%	7.82%	7.86%	7.56%
Allowance for loan losses to total loans	2.08%	1.95%	2.03%	2.19%	2.17%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	0.51%	8.09%	1.57%	0.79%	1.49%
Non-covered nonperforming loans to non-covered loans	2.97%	2.76%	5.05%	4.47%	3.83%
Non-covered nonperforming assets to total non-covered assets	2.79%	3.64%	4.93%	4.51%	4.02%
Allowance for loan losses to non-covered loans	2.10%	1.99%	2.11%	2.25%	2.22%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012

Net interest income, as reported	$31,921	35,685	34,473	32,951	32,091
Tax-equivalent adjustment	372	377	376	387	387
Net interest income, tax-equivalent (A)	$32,293	36,062	34,849	33,338	32,478

Average earning assets (B)	$2,790,745	2,864,243	2,855,083	2,863,866	2,846,972
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.69%	5.01%	4.86%	4.68%	4.59%

Net interest income, tax-equivalent	$32,293	36,062	34,849	33,338	32,478
Loan discount accretion	3,658	6,011	4,587	3,290	2,578
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$28,635	30,051	30,262	30,048	29,900

Average earnings assets (B)	$2,790,745	2,864,243	2,855,083	2,863,866	2,846,972
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.16%	4.17%	4.22%	4.22%	4.22%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2013, the Company had a remaining loan discount balance of $63.7 million compared to $101.9 million at March 31, 2012. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.